   As filed with the Securities and Exchange Commission on December 7, 2000
                                                      Registration No. 333-_____
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            _______________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                            _______________________
                                 VIDAMED, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                                       3841                    77-0314454
(State or other jurisdiction of               (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)                Classification Code Number)    Identification No.)

                            _______________________

                             46107 Landing Parkway
                           Fremont, California 94538
                        Telephone No.:  (510) 492-4900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 John F. Howe
              Vice President, Finance and Chief Financial Officer
                                 VidaMed, Inc.
                             46107 Landing Parkway
                           Fremont, California 94538
                        Telephone No.:  (510) 492-4900
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:
                                 Tom C. Thomas
                       Oppenheimer Wolff & Donnelly LLP
                              1400 Page Mill Road
                          Palo Alto, California 94304
                                (650) 320-4000
                           _________________________
  Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or investment reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________

  If deliver of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                             _______________________
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
      Title of Each Class of         Amount to be        Proposed Maximum            Proposed Maximum                Amount of
   Securities to be Registered      Registered (1)   Offering Price Per Unit (2)  Aggregate Offering Price (2)  Registration Fee (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.....    4,425,000                 $2.66                     $11,770,500                $3,107.41
====================================================================================================================================

(1) Consists of 4,425,000 shares of common stock to be sold by selling stockholders and an indeterminate number of additional shares as may be issued pursuant to antidilution or other similar rights.
(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of the registrant's common stock on December 4, 2000, as reported by the Nasdaq SmallCap Market.

                            _______________________

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell nor is it soliciting an offer to buy these securities in any +
+state where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 Subject to Completion, dated December 7, 2000


PROSPECTUS


                               [LOGO OF VIDAMED]


                               4,425,000 Shares


                                 Common Stock

                              ___________________


     Selling stockholders of VidaMed, Inc. are offering 4,425,000 shares of common stock. VidaMed will not receive any proceeds from the sale of shares offered by the selling stockholders.

     The shares of common stock offered will be sold as described under the heading "Plan of Distribution," beginning on page 15.

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "VIDA." On December 4, 2000, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $2.656.


                              ___________________

     The common stock offered involves a high degree of risk. We refer you to "Risk Factors," beginning on page 3.

                              ___________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ___________________


                  This prospectus is dated          , 2000

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
VidaMed...........................................................................           1

Risk Factors......................................................................           3

Warning About Forward-Looking Statements..........................................          12

Use of Proceeds...................................................................          12

Selling Stockholders..............................................................          13

Plan of Distribution..............................................................          15

Legal Matters.....................................................................          16

Experts...........................................................................          17

Documents Incorporated by Reference into this Prospectus..........................          17

Where You Can Find More Information...............................................          18


                             ____________________

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                                    VIDAMED

Our Business

     We design, develop and market technologically and clinically advanced systems for the treatment of urological conditions. Our focus is the treatment of the enlarged prostate, or benign prostatic hyperplasia, commonly known as BPH. Our primary product, the patented TUNA system, is designed to offer a cost effective, minimally invasive treatment for BPH and an alternative to drug therapy and major surgery. "TUNA" stands for Transurethral Needle Ablation. International sales of our TUNA system commenced in late 1993, and commercial sales began in the United States in late 1996, after we received clearance from the Food and Drug Administration.

     BPH is a very common condition among older men. According to industry sources, more than half of men in their 60's have BPH, and among men in their 70's and 80's, the figure may be as high as 90%. In BPH patients, the prostate enlarges which squeezes the urethra and restricts the normal passage of urine. A delay in treatment can have serious consequences, including complete obstruction (acute retention of body waste or urine), urinary tract infections, loss of bladder functions, and in extreme cases, kidney failure. Many patients diagnosed with BPH are regularly monitored and given diagnostic tests by their physicians but, due in part to the side effects and complications associated with current BPH therapies, elect not to receive active intervention (a course of inaction known as watchful waiting). If symptoms persist or worsen, drug therapy or surgical intervention is usually recommended. Drug therapy is usually the first line of treatment. The most common surgical procedure is Transurethral Resection of the Prostate (known as TURP), an invasive surgery in which portions of the prostatic urethra and surrounding tissue are removed thereby widening the urethral channel for urinary flow.

     Our TUNA procedure is designed to restore and improve urinary flow while resulting in fewer complications and adverse effects, shorter recovery time and greater cost effectiveness than other therapies. We believe that the overall cost of treatment with the TUNA procedure is less than the cost of most other interventional BPH therapies because the procedure is designed to be performed in a physician's office or other outpatient setting and to result in fewer complications. Our TUNA system, which consists of a radio frequency generator, a reusable hand-piece and telescope, and a single-use disposable catheter needed for each procedure, is designed to deliver low levels of radio frequency energy directly into prostate tissue to relieve the symptoms associated with enlarged prostate. Our TUNA system shrinks targeted tissue and destroy nerves in and surrounding the prostate, leading to improved urinary flow. The TUNA procedure has been performed on more than 20,000 patients to date.

     In 1997, we began marketing and selling the TUNA system to office-based urology practices in the U.S., assuming that after receiving FDA clearance, third-party reimbursement, including Medicare, would be approved for those locations. In mid-1998, Medicare announced that approval of any new office-based or ambulatory surgery center procedures would be delayed until at least mid-2000 due to year 2000 compliance issues. As a result, Medicare reimbursement for the TUNA procedure was made available only for procedures performed in hospital-based settings, on a reasonable cost basis, and required individual state-by-state approval. Starting in late 1998 and throughout 1999, we focused our sales and marketing efforts on obtaining the required individual state Medicare reimbursement approvals and implementing a new U.S. hospital-based "fee-per-use" sales and marketing model. Under this model, an entire TUNA system is placed in a hospital at no charge to the hospital. Revenue is generated by selling a single-use component needed for each TUNA procedure performed. Once the procedure is performed the single-use component is discarded and a new component must be purchased for the next procedure. As of September 30, 2000, 49 states have approved hospital-based Medicare reimbursement coverage for the TUNA procedure.

     Until August 1, 2000, Medicare had reimbursed hospitals on a reasonable cost basis for each TUNA procedure performed. Under the reasonable cost basis method of reimbursement, we charged the hospital a fee-per-use charge of approximately $2,600 for each TUNA procedure performed, and combined with other direct and indirect overhead costs the hospital incurs in conducting the TUNA procedure, the hospital was reimbursed by Medicare for these reasonable costs. In addition to the hospital, the urologist that performs the TUNA procedure was reimbursed by Medicare approximately $600 per procedure. Effective August 1, 2000, the United States Health Care Finance Administration (commonly referred to as HCFA), which administers Medicare, replaced the reasonable cost basis of reimbursement for outpatient hospital-based procedures, like the TUNA procedure, with a new fixed rate or "prospective payment system". Under this new method of reimbursement, a hospital receives a fixed reimbursement of approximately $1,875 for each TUNA procedure performed in its facility, although this rate can be higher or lower depending on a wage index factor for each hospital. The urologist performing the TUNA procedure continues to be reimbursed approximately $600 per procedure. With this change in reimbursement, we continue to market and sell the TUNA procedure to hospitals on a fee-per-use basis, but our current fee-per-use pricing has been reduced.

     HCFA has also issued new Medicare payment rates and a schedule for implementing minimally invasive heat therapies for the treatment of BPH in the urologist's office. These new rates will become effective on January 1, 2001. The reimbursement rate (inclusive of the physician's fee) for the TUNA procedure in the urologist's office is $2,455 in 2001 and $3,043 beginning January 1, 2002. Our business strategy is to continue to support our hospital-based business while making the preparations necessary to service and accelerate our volume of business in urologists' offices. In both settings, we will continue to focus our marketing and sales efforts on clinical leadership, patient awareness and physician advocacy of the TUNA procedure.

Recent Developments

     On November 20, 2000, we sold an aggregate of 4,425,000 shares of our common stock for $2.00 per share, or an aggregate of $8,850,000, to accredited investors, including several existing stockholders. The proceeds from this offering will be used for general corporate purposes, including working capital.

Corporate Information

     Our company was organized as a California corporation in July 1992 and reincorporated in Delaware in June 1995.

     VidaMed(R), TUNA(R) and VidaMed's stylized logo are trademarks registered to VidaMed, Inc. In this prospectus, "VidaMed," the "company," "we," "us" or "our" refer to VidaMed, Inc.

Office and Website Location

     Our principal executive offices are located at 46107 Landing Parkway, Fremont, California. Our telephone number is (510) 492-4900. Our website is located at www.vidamed.com. Our web site, and the information contained on that site, or connected to that site, are not intended to be part of this prospectus.

                                 RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus and in the documents to which we refer you under the heading "Documents Incorporated by Reference into this Prospectus" on page 17 before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing VidaMed. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

Risks Relating to Our Business

  We have incurred substantial losses since our inception, and if physicians do not purchase and use our TUNA system and the related disposables in sufficient quantities, we may never achieve and maintain profitability.

     We incurred a net loss of approximately $7.3 million for the nine months ended September 30, 2000, and have incurred substantial losses since our inception from costs relating to the development and commercialization of our TUNA system. As of September 30, 2000, we had an accumulated deficit of approximately $107.4 million. We expect to continue to incur operating losses in the near future as we expend funds on sales and marketing activities, clinical trials in support of reimbursement approvals and research and development. Our future profitability depends upon our ability to sell sufficient quantities of our TUNA system and the related disposables to generate revenue in excess of our planned expenditures. Our ability to sell sufficient quantities of our TUNA system and the related disposables depends upon numerous factors, including:

     .    our success in achieving market acceptance of the TUNA system;

     . our success in obtaining and maintaining necessary regulatory clearances;

     . the extent to which Medicare and other healthcare payors approve reimbursement of the costs of TUNA procedures performed in hospitals, urologists' offices and ambulatory surgery centers;

     . our success in expanding our sales and marketing efforts to sell the TUNA system into urologists' offices; and

     . the amount of reimbursement provided and the effects of the proposed in-office reimbursement rates and prospective payment system on our future revenues.

  Our future revenues are subject to uncertainties regarding healthcare reimbursement and reform.

     The continuing efforts of government and insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on healthcare reform, including the reform of Medicare and Medicaid systems, and on the cost of medical products and services. Our ability to commercialize the TUNA system successfully will depend in part upon the extent to which the users of our product obtain appropriate reimbursement for the cost of the TUNA procedure. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, legislative proposals to reform health care or reduce government insurance programs, coupled with the trend toward managed health care in the United States and the concurrent growth of organizations, such as HMOs, which organizations could control or significantly TUNA system. For example, effective August 1, 2000, HCFA, which administers Medicare, replaced the reasonable cost basis of reimbursement for outpatient hospital-based procedures, like the TUNA procedure, with a new fixed rate or "prospective payment system." Under this new method of reimbursement, a hospital will receive a fixed reimbursement of approximately $1,875 for each TUNA procedure performed in its facility, although this rate can be higher or lower depending on a wage index factor for each hospital. The urologist performing the TUNA procedure will continue to be reimbursed approximately $600 per procedure. In addition, HCFA has issued new Medicare payment rates and a schedule for implementing minimally invasive heat therapies for the treatment of BPH in the urologist's office. These new rates will become effective on January 1, 2001. The reimbursement rate (inclusive of the physician's fee) for the TUNA procedure in the urologist's office is $2,455 in 2001 and $3,043 beginning January 1, 2002. These cost containment measures that healthcare payors and providers are instituting and the effect of future health care reform could cause reductions in the amount of reimbursement available to users of our TUNA system and could significantly harm our ability to operate profitably.

  The TUNA procedure is a new therapy and may not be accepted by physicians, patients and healthcare payors, which would significantly harm our business.

     Physicians will not recommend the TUNA procedure unless they conclude, based on clinical data and other factors, that it is an effective alternative to other methods of enlarged prostate treatment, including more established methods. In particular, physicians may elect not to recommend the TUNA procedure until the long term duration of the relief provided by the procedure has been established. Clinical data for assessing the durability of relief provided by the TUNA therapy in the United States does not extend beyond five years. Some physicians may consider five years of clinical data to be sufficient evidence of durability and others may not. As time passes since the first TUNA procedures were performed, and as more procedures are performed, the clinical data will continue to be developed. We are in the process of conducting multi-year patient follow-up studies to assess the durability of the relief provided by the TUNA procedure. We cannot assure you that these studies will support the durability of the relief provided by the TUNA procedure. Even if the clinical efficacy of the TUNA procedure is established, physicians may elect not to recommend the procedure unless acceptable reimbursement from healthcare payors is available. Healthcare payor acceptance of the TUNA procedure will require evidence of its cost effectiveness compared with other therapies for an enlarged prostate, which will depend in large part upon the duration of the relief provided by the TUNA procedure. Patient acceptance of the procedure will depend in part upon physician recommendations and on other factors, including the degree of invasiveness and the rate and severity of complications associated with the TUNA procedure compared with other therapies. Patient acceptance of the TUNA procedure will also depend upon the ability of physicians to educate these patients on their treatment choices. Our marketing strategy must overcome the difficulties inherent in the introduction of new technology to the medical community.

  We depend upon our TUNA system, which is our only product, for all of our revenues.

     All of our revenues are derived from sales of our TUNA system. As a result, our success is solely dependent upon the success of our TUNA system. We began selling the TUNA system in late 1993. To date, our TUNA system has not received widespread market acceptance. Any factors adversely affecting the pricing of, demand for or market acceptance of our TUNA system, such as competition or technological change, would significantly harm our business.

     Our TUNA system consists of a radio frequency generator, a reusable handle, a disposable cartridge and an optical telescope. If a material problem develops with any one or more of those components, our revenues would suffer. Possible problems that we may experience with our TUNA system include:

     .    malfunctions,

     .    failure to comply with or changes in governmental regulations,

     .    product recalls,

     .    product obsolescence,

     .    injunctions resulting from litigation,

     .    inability to protect our intellectual property, and

     . invalidity of our patents or shortages of one or more of the components of the system.

     If we are unable to generate significant sales of our TUNA system and the related disposables, the viability of our company will be jeopardized.

  We outsource almost all of our manufacturing and rely upon several single source suppliers to manufacture three of the four major components to our TUNA system. The termination of these relationships or the failure of these manufacturers to supply us components on a timely basis would likely cause us to be unable to meet customer orders for our TUNA system and harm our business.

     We outsource all of our manufacturing, except for the assembly of the reusable handle. We contract with Humphrey Systems, a division of Carl Zeiss, Inc. to manufacture the disposable cartridge, Telo Electronics, a subsidiary of Sanmina MPD, to manufacture the radio frequency generator, and Karl Storz in Germany to manufacture the telescope. We have not qualified any alternative sources of supply for our disposable cartridge, radio frequency generator or telescope. We have a written agreement with Humphrey Systems which terminates in January 2001. Prior to that date, either party may terminate the agreement at the end of a month upon 180 days' prior written notice. We do not have any other supply agreements with these suppliers or any of our other suppliers that require them to supply us with components to our TUNA system. We obtain components to the reusable handle from a number of different suppliers, including a few single source suppliers. We are aware of a few other qualified suppliers for many of these components.

     Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, product recalls, quality control and assurance, component supply and lack of qualified personnel. If any of our manufacturers experience production problems, we may not be able to locate an alternate manufacturer promptly. Identifying and qualifying alternative suppliers of components takes time and involves significant additional costs and may delay the production of the TUNA system. The FDA requires us to identify any supplier we use. The FDA may require additional testing of any component from new suppliers prior to our use of these components. The termination of our relationships with these single source suppliers or the failure of these parties to supply us with the components to the TUNA system on a timely basis and in sufficient quantities would likely cause us to be unable to meet customer orders for our products in a timely manner or within our budget and harm our business.

  Our ability to sell the TUNA system and any future products depends upon our receipt and maintenance of U.S. and international regulatory approvals of our products and business activities.

     The TUNA system, our manufacturing processes, product development activities and sales, marketing and other activities are subject to extensive and rigorous regulation by the FDA and other governmental organizations in the U.S., and by comparable agencies in foreign countries. Our ability to sell our TUNA system is limited since our governmental approvals on our TUNA system are limited to approved uses. If we desire to sell our TUNA system for a new use that has not been approved, or if we desire to sell new products or make substantial modifications to our existing TUNA system, we must obtain additional regulatory approvals by the FDA and comparable agencies in foreign countries.

     Our failure to comply with applicable U.S. and international laws could result in governmental authorities:

     .    imposing fines and penalties on us;

     .    enjoining us from manufacturing, marketing or selling our products;

     .    bringing civil or criminal charges against us;

     .    delaying the introduction of our new products into the market;

     .    recalling or seizing our products;

     .    disrupting the manufacture or distribution of our products; or

     .    withdrawing or denying approvals for our products.

     In order to commercially manufacture, market and sell our products in the U.S., we must comply with the FDA's manufacturing and other regulations that govern design controls, quality systems, labeling and record-keeping policies and procedures. In order to market and sell our products in the member countries of the European Union, we are required to comply with the medical device directive and obtain CE mark certification. Other foreign countries in which we market and sell our products have similar regulatory approvals and requirements. The FDA and international regulatory authorities continually inspect our manufacturing facilities. Our failure to comply with these manufacturing and other governmental regulations may prevent us or delay us from manufacturing, marketing or distributing our products and may divert corporate resources from management and operations, which could severely harm our business.

  We depend upon several of our executive officers and key employees, and if we are unable to retain these individuals, our business could suffer.

     Our ability to grow and our future success will depend to a significant extent upon the continued contributions of our senior management and key employees, many of whom would be difficult to replace. Our Chairman of the Board, President and Chief Executive Officer, Randy D. Lindholm, joined VidaMed in 1998. Many other members of our management and key employees have been with VidaMed for a number of years and have extensive experience with other medical technology companies. The success of our business is dependent upon the ability, experience and performance of these individuals and our ability to retain these individuals. We do not have key person life insurance on any of our personnel.

  Our international sales are subject to a number of operational, legal and financial risks that could seriously limit the growth of our international business.

     Our international operations and sales subject us to a number of operational, legal and financial risks. The following factors, among others, may negatively impact our international operations and sales if we are unable to meet or overcome them:

     .    the impact of recessions in economies outside the U.S.;

     .    the imposition of additional government controls;

     .    export license requirements;

     .    political and economic instability and economic boycotts;

     .    trade restrictions;

     .    changes in foreign tax laws or tariffs;

     .    distributor and independent sales representative difficulties;

     .    foreign competition;

     . agreements that may be difficult to enforce and receivables that may be difficult to collect;

     .    customers with longer payment cycles; and

     .    weaker intellectual property rights protection in some countries.

  We may be required to delay, reduce or eliminate our clinical trials and research and development or sales and marketing activities if we fail to obtain additional funding for our future capital expenditure needs.

     We plan to continue to spend substantial funds on clinical trials, research and development and sales and marketing activities. Our future liquidity and capital requirements will depend on numerous factors, including:

     .    the extent to which our TUNA system gains market acceptance;

     .    the amount of sales of our TUNA system;

     .    the costs of manufacturing and selling our TUNA system;

     . the costs and timing of expansion of our sales and marketing activities;

     .    actions relating to regulatory matters;

     .    the costs of our research and development activities; and

     .    competitive developments.

     We may not be able to obtain additional required financing on satisfactory terms, if at all. If we are unable to obtain financing when needed, we may be required to delay, reduce or eliminate our clinical trials and our research and development and sales and marketing activities. Reductions in those areas, however, could have a material adverse effect on our long-term opportunities to develop new and competitive products, obtain necessary governmental approvals of those products and develop additional markets for our TUNA system.

  If we are unable to attract and retain qualified personnel, our business could suffer.

     Our future success depends in large part upon our ability to identify, attract and retain highly qualified managerial, technical and sales and marketing personnel. Competition for these individuals is intense, especially in the Silicon Valley area where our principal executive office is located. We may not succeed in identifying, attracting and retaining these personnel. Our inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, particularly managerial, technical and sales and marketing personnel, could make it difficult for us to manage our business and meet key objectives, which would harm our business. There is intense competition for skilled sales and marketing employees, especially for individuals who have experience selling medical devices. We may be unable to hire skilled individuals to sell our TUNA system, which could harm our business.

Risks Relating to Our Industry

  If we fail to compete successfully in our market, our revenues and operating results may be adversely affected and we may not achieve future growth.

     Although there is a large market for the treatment of men suffering from enlarged prostate, there are a number of therapies competing for market share. Competition in the market for minimally invasive devices to treat this condition has increased significantly and is expected to continue to increase. Our primary competitors are Urologix, Inc. and Johnson & Johnson. Both of these competitors probably have:

     .    better name recognition;

     .    more widely accepted products and broader product lines;

     .    greater sales, marketing and distribution capabilities; and

     . more established relationships with some of our existing and potential customers.

     Johnson & Johnson also has significantly greater financial resources and larger research and development staffs and facilities than us. Our competitors will likely continue to improve their products and develop new competing products. Other competitors will likely also emerge. We may be unable to compete effectively with our competitors if we cannot keep up with existing or new alternative products, techniques, therapies and technology in the treatment of BPH market. Our competitors may commercially introduce new technologies and products that are more effective than our products or render our products obsolete. Competition in our market may also result in pricing pressures that may decrease the sales prices for our products.

  If our patents and other intellectual property rights do not adequately protect our products, we may be unable to gain market share or operate our business profitably.

     We rely on patents, trade secrets, trademarks, copyrights, know-how, license agreements and contractual provisions to establish and protect our intellectual property rights. These legal means, however, afford us only limited protection and may not adequately protect our rights or remedies to gain or keep any advantages we may have over our competitors. In addition, we cannot assure you that any of our pending patent applications will issue. The U.S. Patent and Trademark Office, or the PTO, may deny or significantly narrow claims made under our patent applications and our issued patents, and may not provide us with significant commercial protection. We could incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the priority of our inventions. Furthermore, we cannot assure you that others have not developed or will not develop similar products or manufacturing processes, duplicate any of our products or manufacturing processes, or design around any of our patents.

     In addition, the laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property to the same extent as the U.S., or at all. We may be unable to protect our rights in trade secrets and unpatented proprietary technology in these countries. We seek to protect our trade secrets and unpatented proprietary technology, in part, with confidentiality agreements with our employees and consultants. We cannot assure you, however, that:

     .    our employees and consultants will not breach these agreements;

     .    we will have adequate remedies for any breach; or

     .    our competitors will not discover our trade secrets.

  We may be required to bring litigation to enforce our intellectual property rights, which would likely result in substantial expense and divert our attention from implementing our business strategy.

     Litigation may be necessary to enforce our intellectual property rights, to protect our patents and trade secrets and to determine the validity and scope of our proprietary rights. Any litigation would likely result in substantial expense and divert our attention from implementing our business strategy. In addition, litigation may not be adequate to protect our intellectual property rights.

  Because there is substantial uncertainty about the validity and breadth of medical device patents, we may be sued for violating the intellectual property rights of others.

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. We are aware of patents held by other participants in our market, and we cannot assure you that we will not in the future become subject to patent infringement claims and litigation or United States Patent and Trademark Office interference proceedings. Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of any patent litigation is often uncertain. Intellectual property litigation would likely result in substantial cost to and diversion of effort by us. In addition, because patent applications are confidential and can take many years to issue, our products may infringe patents that are currently the subject of pending applications of which we are unaware, but which may later result in issued patents. Our products may also be infringing issued patents of which we are unaware. If we lose one of these proceedings, a court, or a similar foreign governing body, could require us to pay significant damages to third parties, require us to seek licenses from third parties and pay ongoing royalties, require us to redesign our products, or prevent us from manufacturing, using or selling our products. In addition to being costly, protracted litigation regarding our ability to incorporate intellectual property into our products could result in our customers or potential customers deferring or limiting their purchase or use of the affected products until resolution of the litigation.

  We may face product liability claims and product recalls that could result in costly and time-consuming litigation and significant liabilities.

     The manufacture and sale of medical products entail significant risk of product liability claims and product recalls. The medical device industry in general has been subject to substantial litigation, and we face an inherent business risk of exposure to product liability claims in the event that the use of our TUNA system is alleged to have resulted in harm to a patient. Any product liability claim, with or without merit, could result in costly litigation, product recalls, reduced sales, significant liabilities and diversion of our management's time, attention and resources. Because of our lack of experience with product liability claims, we cannot assure you that our product liability insurance coverage is adequate or that it will continue to be available to us on acceptable terms, if at all. If a product liability claim or series of claims is brought against us with respect to uninsured liabilities or in excess of our insurance coverage, our business could suffer. In addition, if our TUNA system proves to be defective, we could voluntarily recall, or the FDA could require us to redesign or implement a recall of, our product. A recall of our TUNA system could result in significant costs to us and significant negative publicity, which could harm our ability to sell our TUNA system in the future.

Risks Relating to Our Common Stock

  Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

     There has been significant volatility in the market price and trading volume of securities of medical device and other health care companies. Some specific factors that may have a significant effect on our common stock market prices include:

     .    actual or anticipated fluctuations in our operating results;

     . changes in third-party reimbursement practices relating to our products or procedures that employ our products;

     . our announcements or our competitors' announcements of technological innovations or new products;

     .    market perception and customer acceptance of our TUNA system;

     .    changes in our growth rates or competitors' growth rates;

     . developments regarding our or our competitors' patents or proprietary rights;

     . FDA and international actions with respect to the governmental regulation of medical devices;

     .    public concern as to the safety of our products;

     .    changes in health care policy in the U.S. and internationally;

     .    conditions in the financial markets in general;

     . conditions of other medical device companies or the medical device industry generally; and

     . changes in stock market analyst recommendations regarding our common stock, other comparable companies or the technology industry generally.

  We may incur significant costs related to a class action lawsuit due to the volatility of our stock price after the offering.

     Securities class action litigation is often brought against a company after a period of volatility in the market price of its stock. If our future quarterly operating results are below the expectations of securities analysts or investors, the price of our common stock would likely decline. Stock price fluctuations may be exaggerated if the trading volume of our common stock is low. Any securities litigation claims brought against us could result in substantial expense and divert management's attention from our core business.

  Our common stock was delisted from the Nasdaq National Market in December 1999 and may be delisted from the Nasdaq SmallCap Market if we are unable to comply with the continuing listing requirements of the Nasdaq Small Cap Market, which may make it more difficult for you to sell your shares and may cause the market price of our common stock to decrease.

     In December 1999, our common stock was delisted from the Nasdaq National Market and transferred to the Nasdaq SmallCap Market. The transfer occurred because we did not satisfy the minimum net tangible asset listing requirement of the National Market and because our independent auditors included a going concern uncertainty paragraph in the opinion they issued in connection with our amended annual report on Form 10-K/A for the fiscal year ended December 31, 1998. We believe that we will be able to satisfy the continued listing requirements of the SmallCap Market for the foreseeable future, but if one or more of the risks described in this prospectus were to occur, our listing could be jeopardized. If we were to lose our SmallCap Market listing, our common stock would likely trade on the over-the-counter markets through the "pink sheets" or on Nasdaq's Over-the-Counter Bulletin Board. In addition, our stock could become subject to the "penny stock" rules adopted by the Securities and Exchange Commission. These rules provide that a company's stock will be considered a penny stock if it is not listed on a national securities exchange or Nasdaq and its trading price is below $5.00 per share. These rules impose several sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and investors who meet certain high net worth and income standards. Broker-dealers executing transactions in penny stocks must make special suitability determinations for purchasers and receive each purchaser's written agreement prior to the transaction. Consequently, the rules may adversely affect the ability of broker-dealers to sell penny stocks and your ability to sell your shares in the secondary market.

  Exercise of outstanding warrants and options will dilute existing stockholders and could decrease the market price of our common stock.

     As of December 1, 2000, we had issued and outstanding approximately 34.8 million shares of common stock and outstanding warrants and options to purchase approximately 6.8 million additional shares of common stock. The existence of the outstanding options and warrants may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital. In addition, we have reserved approximately 1.9 million shares of common stock for future issuance under employee and director stock option plans, and our employee stock purchase plan.

  We do not anticipate paying any cash dividends; therefore, any gains from your investment in our common stock will have to come from increases in its market price.

     We currently intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Therefore, any gains from your investment in our common stock will have to come from increases in its market price.

  We have in place several anti-takeover measures that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

     Provisions in our certificate of incorporation, restated bylaws, option plans, rights agreement and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our stock option plans contain provisions that allow for the acceleration of vesting or payments of awards granted under the plans in the event of specified events that result in a "change in control." In addition, we have adopted a stockholder rights plan, which would cause substantial dilution to any person or group that attempts to acquire our company on terms, not approved in advance by our board of directors. Finally, some provisions under Delaware law also make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

                   WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents to which we refer you under the heading "Documents Incorporated by Reference into this Prospectus" contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us.

     You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including the factors set forth under the heading "Risk Factors," beginning on page 2 of this prospectus. These and other factors may cause our actual results to differ materially from any forward-looking statement.

     Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus and the documents to which we refer you under the heading "Documents Incorporated by Reference into this Prospectus" and other statements made from time to time from us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                USE OF PROCEEDS

     VidaMed will not receive any of the proceeds from the sale of shares offered under this prospectus by the selling stockholders. This offering is intended to satisfy our obligations to register under the Securities Act of 1933 the resale of the shares of our common stock that we issued the selling stockholders in November 2000. The net proceeds from our sale of these shares to the selling stockholders will be used for general corporate purposes, including working capital.

                             SELLING STOCKHOLDERS

     All of the selling stockholders named below acquired their shares of our common stock being offered under this prospectus directly from us in a private transaction in November 2000. The following table sets forth information known to VidaMed with respect to the beneficial ownership of VidaMed common stock as of December 1, 2000 by the selling stockholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable pursuant to warrants that are exercisable within 60 days of December 1, 2000. Shares issuable pursuant to warrants are considered outstanding for computing the percentage of the person holding the warrants but are not considered outstanding for computing the percentage of any other person.

     The percentage of beneficial ownership for the following table is based on 34,819,542 shares of common stock outstanding as of December 1, 2000. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

     Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with VidaMed within the past three years. The table assumes that the selling stockholders sell all of the shares offered by them in this offering. However, VidaMed is unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. VidaMed will not receive the proceeds of any shares sold under this prospectus.

                                             Shares Beneficially Owned        Shares      Shares Beneficially
Name and Address of                             Before the Offering            Being     Owned After the Offering
                                             --------------------------                  -------------------------
Beneficial Owner                               Number       Percentage        Offered      Number      Percentage
--------------------------------------       ----------   -------------      ----------   --------    ------------
Brookside Capital Partners Fund, L.P....     2,500,000           7.2%        2,500,000              0       0

Medtronic Asset Management, Inc. (1)....     7,690,000          21.1%          800,000      6,890,000      18.9%

Public Employees Retirement System of
   Idaho (2)............................       485,500           1.4%           75,000        410,500       1.2%

NFIB Serp Assets (2)....................        25,000           *              25,000              0       0

City of Stamford Firemen's Pension
   Fund (2).............................       100,000           *             100,000              0       0

Asphalt Green, Inc. (2).................        32,500           *              12,500         20,000       *

A. Carey Zesiger (2)....................        25,000           *              25,000              0       0

Alexa L. Zesiger (2)....................        25,000           *              25,000              0       0

David Zesiger (2).......................        25,000           *              25,000              0       0

Jeanne L. Morency (2)...................        28,600           *              25,000          3,600       *

Psychology Associates (2)...............        27,700           *              12,500         15,200       *

Leonard Kingsley (2)....................        25,000           *              25,000              0       0

Peter Looram (2)........................        25,000           *              25,000              0       0

Mary C. Anderson (2)....................        50,000           *              50,000              0       0

William M. and Miriam F. Meehan
   Foundation, Inc. (2).................        25,000           *              25,000              0       0

Nicola Z. Mullen (2)....................        25,000           *              25,000              0       0

Theeuwes Family Trust, Felix Theeuwes
   Trustee (2)..........................        75,000           *              75,000              0       0

William B. Lazar (2)....................        28,600           *              25,000          3,600       *

Albert L. Zesiger (2)...................       164,000           *              50,000        114,000       *

Circle F Ventures, LLC (3)..............     2,561,628           7.3%          400,000      2,161,628       6.2%

Hayden R. Fleming and LaDonna M.
   Fleming Revocable Trust Dated
   7/19/95 (3)..........................       476,850           1.4%          100,000        376,850       1.1%

__________________
*    Less than 1% of the outstanding shares.

(1) Based on a Schedule 13D/A filed with the Securities and Exchange Commission on November 29, 2000. Medtronic Asset Management, Inc. is a wholly owned subsidiary of Medtronic, Inc. through which Medtronic, Inc. holds investments. Does not include shares beneficially owned by Michael D. Ellwein, a director of VidaMed, and Vice President and Chief Development Officer of Medtronic, Inc. Pursuant to the terms of its initial investment in January 2000, Medtronic has the right to designate one person for election to our board of directors, and Mr. Ellwein is Medtronic's designee. The address of Medtronic Asset Management, Inc. is 7000 Central Avenue N.E., Minneapolis, Minnesota 55432.

(2) Zesiger Capital Group LLC acted as the agent and attorney-in-fact for this selling stockholder in connection with the stockholder's acquisition from us of the shares offered by this selling stockholder under this prospectus. Zesiger Capital Group LLC is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. This selling stockholder is an advisory client of Zesiger Capital Group LLC, and the shares offered by this selling stockholder under this prospectus are held in a discretionary client account managed by Zesiger Capital Group LLC. Zesiger Capital Group LLC disclaims beneficial ownership of these shares.

(3) Hayden R. Fleming beneficially owns a total of 3,350,878 shares of VidaMed's outstanding common stock. Of these shares, 476,850 shares are owned by the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust, 56,150 shares are owned by Mrs. Fleming in the LaDonna M. Fleming IRA, 256,250 shares are owned by the Hayden R. Fleming IRA, and 2,561,628 shares are owned by Circle F Ventures, LLC. Circle F Ventures, LLC, a Georgia limited liability company, is a private investment fund of which Mr. Fleming is the managing member. The shares beneficially owned by the LaDonna M. Fleming Revocable Trust do not include shares beneficially owned by Circle F Ventures and the Hayden R. Fleming IRA and the LaDonna M. Fleming IRA. The address of Circle F Ventures, Mr. Fleming and the Hayden
     R. Fleming and LaDonna M. Fleming Revocable Trust is 17797 N. Perimeter Drive, Suite 105, Scottsdale, Arizona 85255.

                             PLAN OF DISTRIBUTION

     The selling stockholders acquired their shares directly from us in a private transaction in November 2000. To our knowledge, none of the selling stockholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered under this prospectus, nor do we know the identity of the brokers or market makers that will participate in the offering. The shares of common stock may be offered and sold from time to time by the selling stockholders or by their respective pledgees, donees, transferees and other successors in interest.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq SmallCap Market, in the over-the-counter market, in privately negotiated transactions or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. Sales may be made directly or through agents designated from time to time or through dealers or underwriters to be designated or in negotiated transactions. The shares may be sold by one or more of, or a combination of, the following methods:

     . a block trade in which the broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by the broker-dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     .    privately negotiated transactions.

     VidaMed has been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In connection with distributions of the shares or otherwise, the selling stockholders may also enter into hedging transactions. For example, the selling stockholders may:

     . enter into transactions involving short sales of the shares of common stock by broker-dealers;

     . sell shares of common stock short and redeliver these shares to close out the short position;

     . enter into option or other types of transactions that require the selling stockholders to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

     . loan or pledge shares of common stock to a broker dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders or the purchasers of the common stock in amounts to be negotiated in connection with the sale. Broker-dealers and any other participating broker-dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. No period of time has been fixed within which the shares covered by this prospectus may be offered and sold.

     We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

     This offering will terminate on the earlier to occur of:

     . the date on which all shares offered have been sold by the selling stockholders; or

     . the date on which all shares held the selling stockholders may be sold in compliance with Rule 144 under the Securities Act within any three-month period.

     We will pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants, all of our internal expenses, the premiums and other costs of policies of insurance against liability arising out of the public offering, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for VidaMed by Oppenheimer Wolff & Donnelly LLP, Palo Alto, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

           DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

     The SEC allows us to "incorporate by reference" specified documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, except to the extent that this prospectus updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC (SEC file no. 0-26082):

     .    Our annual report on Form 10-K for the year ended December 31, 1999;

     . Our definitive proxy statement for our 2000 annual meeting of stockholders filed with the SEC on April 24, 2000;

     . The description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on May 17, 1995, and any amendment or report filed for the purpose of updating the description; and

     . The description of our preferred share purchase rights contained in our registration statement on Form 8-A, as filed with the SEC on January 31, 1997, and any amendment or report filed for the purpose of updating the description.

     We also incorporate by reference the information contained in all other documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus. The information will be considered part of this prospectus from the date the document is filed and will supplement or amend the information contained in this prospectus.

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

     We will provide you, at no charge, a copy of the documents we incorporate by reference in this prospectus. To request a copy of any or all of these documents, you should write, telephone or e-mail us at:

     VidaMed, Inc.
     Attention: Investor Relations
     46107 Landing Parkway
     Fremont, California  94538
     Telephone: (510) 492-4900

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

     Judiciary Plaza          Citicorp Center           7 World Trade Center
     450 Fifth Street, N.W.   500 West Madison Street   Suite 1300
     Washington, D.C. 20549   Chicago, Illinois 60621   New York, New York 10048

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is http://www.sec.gov. The Securities Act file number for our SEC filings is 0-26082.

     We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares to be sold by the selling stockholders. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

                              ____________________

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this prospectus.

                               4,425,000 Shares


                                [LOGO] VIDAMED


                                 Common Stock



                              ___________________

                                  Prospectus


                              ___________________



                                         , 2000

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 14. Other Expenses of Issuance and Distribution.

     The aggregate estimated expenses (except the SEC registration fee, which is an actual expense) to be paid by us in connection with this offering are as follows:

     Securities and Exchange Commission registration fee..........................     $ 3,107.41
     Accounting fees and expenses.................................................         10,000
     Legal fees and expenses......................................................         25,000
     Miscellaneous................................................................          3,000
                                                                                       ----------
             Total................................................................     $41,107.41
                                                                                       ==========

     __________________
     * None of the expenses listed above will be borne by the selling stockholders.

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of our certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of our restated bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if that person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, regarding any criminal action or proceeding, if the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in our restated bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

     We also maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for certain actions in their capacity as directors and officers.

Item 16. Exhibits and Financial Statements Schedules.

  a. Exhibits.

        Exhibit No.   Description
        -----------   -----------
        4.1/(1)/      Certificate of Incorporation of VidaMed, Inc.
        4.2/(1)/      Restated Bylaws of VidaMed, Inc.
        4.3/(2)/      Preferred Shares Rights Agreement dated as of January 27,
                      1997, between VidaMed, Inc. and American Securities
                      Transfer & Trust, Inc., including the Certificate of
                      Designation, the Form of Rights Certificate and the Summary of

                      Rights attached thereto as Exhibits A, B and C, respectively

        4.4/(3)/ Amendment No. 1 to Preferred Shares Rights Agreement dated as of January 3, 2000 between VidaMed, Inc. and American Securities Transfer & Trust, Inc.
        5.1           Opinion of Oppenheimer Wolff & Donnelly LLP
       23.1           Consent of Ernst & Young LLP, Independent Auditors
       23.2           Consent of Oppenheimer Wolff & Donnelly LLP
       24.1           Power of Attorney
______________________
     (1) Filed as an exhibit to our registration statement on Form S-1 (File No. 33-90746), and incorporated into this prospectus by reference.

     (2) Filed as an exhibit to our registration statement on Form 8-A filed with the SEC on January 31, 1997, and incorporated into this prospectus by reference.

     (3) Filed as an exhibit to our amendment no. 1 to registration statement on Form 8-A filed with the SEC on October 30, 2000, and incorporated into this prospectus by reference.

  b. Financial Statements Schedules.

     Financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes to the financial statements.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

  1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

     a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     b. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

     Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     c. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  5. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on December 1, 2000.

                              VIDAMED, INC.


                              By: /s/ Randy D. Lindholm
                                 --------------------------------------------
                                             Randy D. Lindholm
                              Chairman, President and Chief Executive Officer
                                        (principal executive officer)

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Randy D. Lindholm and John F. Howe, and either of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 30, 2000 by the following persons in the capacities indicated.

Signature                    Title
-----------                  -----

/s/ Randy D. Lindholm        Chairman, President, Chief Executive Officer and
---------------------------  Director (principal executive officer)
Randy D. Lindholm

/s/ John F. Howe             Vice President, Finance and Chief Financial Officer
---------------------------  (principal financial and accounting officer)
John F. Howe

/s/ Michael D. Ellwein       Director
---------------------------
Michael D. Ellwein

/s/ Robert J. Erra           Director
---------------------------
Robert J. Erra

/s/ Elizabeth H. Davila      Director
---------------------------
Elizabeth H. Davila

/s/ Paulita M. LaPlante      Director
---------------------------
Paulita M. LaPlante

/s/ Kurt C. Wheeler          Director
---------------------------
Kurt C. Wheeler

                                 VIDAMED, INC.
                      REGISTRATION STATEMENT ON FORM S-3

                               INDEX TO EXHIBITS


      No.                            Item                                      Method of Filing
      ---                            ----                                      ----------------

    4.1  Certificate of Incorporation of VidaMed, Inc..............     Incorporated by reference to an exhibit
                                                                         contained in our registration statement
                                                                          on Form S-1 (File No. 33-90746).

    4.2  Restated Bylaws of VidaMed, Inc...........................     Incorporated by reference to an exhibit
                                                                         contained in our registration statement
                                                                          on Form S-1 (File No. 33-90746).

    4.3  Preferred Shares Rights Agreement dated as of January
         27, 1997, between VidaMed, Inc. and American                   Incorporated by reference to an exhibit
         Securities Transfer & Trust, Inc., including the                3.3 contained in our annual report on
         Certificate of Designation, the Form of Rights                   Form 10-K for the year ended
         Certificate and the Summary of Rights attached thereto            December 31, 1998
         as Exhibits A, B and C, respectively......................        (File No. 0-27600).

    4.4  Amendment No. 1 to Preferred Shares Rights Agreement           Incorporated by reference to an exhibit
         dated as of January 2, 2000 between VidaMed, Inc. and           contained in our amendment no. 1 to
         American Securities Transfer & Trust, Inc.................       registration statement on Form 8-A
                                                                                  (File No. 33-90746).

    5.1  Opinion of Oppenheimer Wolff & Donnelly LLP...............     Filed herewith electronically.

    23.1 Consent of Ernst & Young LLP, Independent Auditors........     Filed herewith electronically.

    23.2 Consent of Oppenheimer Wolff & Donnelly LLP...............         Included in Exhibit 5.1.

    24.1 Power of Attorney.........................................     Included on signature page of this
                                                                            registration statement.